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Exhibit 21.1

LIST OF SUBSIDIARIES OF EXCO PARTNERS, LP*

Name	Jurisdiction
EXCO Partners Operating, LP	Delaware
EXCO Partners OLP GP, LLC	Delaware
EXCO USA GP, LLC	Delaware
North Coast Energy, LLC	Delaware
North Coast Energy Eastern, LLC	Delaware
EXCO Operating USA, LP	Delaware
Power Gas Marketing & Transmission, LLC	Delaware
Pinestone Resources, LLC	Delaware

*
Each of these subsidiaries will be contributed to the registrant and will become a wholly owned subsidiary of the registrant upon the consummation of this offering.

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LIST OF SUBSIDIARIES OF EXCO PARTNERS, LP